================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


--------------------------------------------------------------------------------
                                   FORM 8-K/A
--------------------------------------------------------------------------------
                                 Current Report
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934



              (Date of earliest event reported): December 16, 1999




                            DALEEN TECHNOLOGIES, INC.
                (Exact name of Company specified in its charter)




          DELAWARE                                   0-27491                                        65-0944514
(State or other jurisdiction of              (Commission File Number)                (I.R.S. Employer Identification No.)
incorporation or organization)

                                   1750 CLINT MOORE ROAD
                                     BOCA RATON, FLORIDA                 33487
                           (Address of principal executive offices)   (Zip Code)





                                 (561) 999-8000
                (Company's telephone number, including area code)

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)      Financial Statements of Business Acquired.

         The following consolidated financial statements of Inlogic Software, Inc. and its subsidiary are filed herewith:

                  Auditors' Report to the Shareholders

                  Consolidated Balance Sheets at December 31, 1997 and 1998 and (unaudited) at September 30, 1999

                  Consolidated Statements of Operations for the period from inception (February 20, 1997) to December 31, 1997, the year ended December 31, 1998 and (unaudited) for the nine months ended September 30, 1998 and 1999

                  Consolidated Statements of Stockholders' Equity (Deficit) from inception (February 20, 1997) to December 31, 1997, for the year ended December 31, 1998, and (unaudited) for the nine months ended September 30, 1999

                  Consolidated Statements of Cash Flows for the period from inception (February 20, 1997) to December 31, 1997, the year ended December 31, 1998 and (unaudited) for the nine months ended September 30, 1998 and 1999

                  Notes to Consolidated Financial Statements

(b)      Unaudited Pro Forma Financial Information.

         The following unaudited pro forma condensed consolidated financial information is filed herewith:

                  Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1999

                  Unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine months ended September 30, 1999

                  Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1998

                  Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(c)      Exhibits

         The following Exhibit is filed herewith:

23       Consent of KPMG LLP, chartered accountants.

         (a)          Consolidated Financial Statements
                      (Expressed in U.S. dollars)

                      INLOGIC SOFTWARE INC.
                      AND SUBSIDIARY

                      Period from inception on February 20, 1997 to December 31, 1997 and year ended December 31, 1998 (information as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 is unaudited)

AUDITORS' REPORT TO THE SHAREHOLDERS


We have audited the consolidated balance sheets of Inlogic Software Inc. and subsidiary as at December 31, 1997 and 1998 and the consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the period from inception on February 20, 1997 to December 31, 1997 and the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Inlogic Software Inc. and subsidiary as at December 31, 1997 and 1998 and the results of their operations and their cash flows for the period from inception on February 20, 1997 to December 31, 1997 and the year ended December 31, 1998 in accordance with accounting principles generally accepted in the United States.




/s/ KPMG LLP
Chartered Accountants



Toronto, Canada

November 29, 1999

INLOGIC SOFTWARE INC. AND SUBSIDIARY
Consolidated Balance Sheets
(Expressed in U.S. dollars)


================================================================================================================
                                                                     December 31,                  September 30,
----------------------------------------------------------------------------------------------------------------
                                                                1997                  1998                  1999
----------------------------------------------------------------------------------------------------------------
                                                                                                     (Unaudited)
ASSETS

Current assets:
     Cash and cash equivalents                             $  14,943           $        --           $ 7,038,817
     Accounts receivable                                       9,488               171,620               262,440
     Deposits and advances to employees                        7,012                38,542                11,210
     Costs in excess of billings                                  --               276,974                11,482
     -----------------------------------------------------------------------------------------------------------
     Total current assets                                     31,443               487,136             7,323,949

Fixed assets, net (note 2)                                    62,456               167,344               358,879

----------------------------------------------------------------------------------------------------------------
Total assets                                               $  93,899           $   654,480           $ 7,682,828
================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
     Accounts payable                                      $   4,421           $   113,438           $   287,266
     Accrued liabilities                                      37,704                 8,523               113,384
     Management bonus payable                                     --                97,828                    --
     Note payable (note 3)                                        --                65,219                    --
     Advances from shareholder (note 4)                      120,619                87,614                 1,298
     Billings in excess of costs                              43,984               283,286               384,656
     -----------------------------------------------------------------------------------------------------------
     Total current liabilities                               206,728               655,908               786,604

Convertible debenture (note 6)                                    --                    --             3,287,976

Stockholders' equity (deficiency):
     Capital stock (note 7):
         Common shares                                             7                37,832             2,087,409
         Class A shares                                           --                 4,467                 4,467
         Class C shares                                                                 --                 4,838
         Class D preferred shares                                                       --             3,719,312
     Additional paid-in capital (note 8)                          --               152,345               501,121
     Deferred stock-based
       compensation (note 8)                                      --               (85,188)             (352,353)
     Subscription notes receivable (note 9)                       --                    --              (584,401)
     Accumulated deficiency                                 (112,836)             (110,884)           (1,772,145)
     -----------------------------------------------------------------------------------------------------------
     Total stockholders' equity (deficiency)                (112,829)               (1,428)            3,608,248

Commitments (note 10)

----------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity (deficiency)    $  93,899           $   654,480           $ 7,682,828
================================================================================================================



See accompanying notes to consolidated financial statements.

INLOGIC SOFTWARE INC. AND SUBSIDIARY
Consolidated Statements of Operations
(Expressed in U.S. dollars)


==========================================================================================================================
                                                 Period from
                                                inception on
                                                February 20,                              Nine months          Nine months
                                                     1997 to           Year ended               ended                ended
                                                December 31,         December 31,       September 30,        September 30,
                                                        1997                 1998                1998                 1999
--------------------------------------------------------------------------------------------------------------------------
                                                                                                    (Unaudited)

Revenue                                            $      --           $1,668,125          $1,346,671          $ 1,572,354

Cost of revenue                                           --              152,806             123,360              569,477
--------------------------------------------------------------------------------------------------------------------------

Gross profit                                              --            1,515,319           1,223,311            1,002,877

Operating expenses:
     Software development costs                       81,338              822,567             204,003            1,193,965
     Sales and marketing                              19,164              203,261             164,090              649,350
     General and administrative                          946              344,572             231,741              642,490
     Amortization of deferred stock-based
       compensation                                       --               67,157              45,153               81,611
     Depreciation and amortization                    11,388               75,810              57,603               96,722
--------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                        112,836            1,513,367             702,590            2,664,138

--------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                  $(112,836)          $    1,952          $  520,721          $(1,661,261)
==========================================================================================================================

Net income (loss) per share - basic
   and diluted                                     $ (127.07)          $     0.00          $     0.09          $     (0.23)
Weighted average number of common
   shares outstanding                                    888            5,800,000           5,800,000            7,344,011

==========================================================================================================================


See accompanying notes to consolidated financial statements.

INLOGIC SOFTWARE INC. AND SUBSIDIARY
Consolidated Statements of Stockholders' Equity (Deficiency)
(Expressed in U.S. dollars)


===================================================================================================================================
                                                                          Capital stock
                               ----------------------------------------------------------------------------------------------------
                                      Common shares           Class A shares         Class C shares        Class D preferred shares
                                  Number                      Number                 Number                   Number
                               of shares         Amount    of shares    Amount    of shares     Amount     of shares         Amount
-----------------------------------------------------------------------------------------------------------------------------------

Balance, February 20,
   1997                               --    $        --           --    $   --           --     $   --            --     $       --

Issuance of common shares          1,000              7           --        --           --         --            --             --
Loss for the year                     --             --           --        --           --         --            --             --
-----------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1997         1,000              7           --        --           --         --            --             --

Issuance of common shares      6,474,000         42,227           --        --           --         --            --             --
Issuance of Class A shares            --             --       10,000        65           --         --            --             --
Conversion of common
   shares to Class A shares     (675,000)        (4,402)     675,000     4,402           --         --            --             --
Deferred stock-based
   compensation                       --             --           --        --           --         --            --             --
Amortization of deferred
   stock-based compensation           --             --           --        --           --         --            --             --
Net income                            --             --           --        --           --         --            --             --
-----------------------------------------------------------------------------------------------------------------------------------

Balance, December 31,
   1998                        5,800,000         37,832      685,000     4,467           --         --            --             --

Issuance of common shares
   for subscription notes
   receivable                  2,755,000      2,049,577           --        --           --         --            --             --
Issuance of Class C shares            --             --           --        --      710,000      4,838            --             --
Issuance of Class D
   preferred shares                   --             --           --        --           --         --     1,877,416      3,719,312
Deferred stock-based
   compensation                       --             --           --        --           --         --            --             --
Amortization of deferred
   stock-based compensation           --             --           --        --           --         --            --             --
Loss for the year                     --             --           --        --           --         --            --             --

-----------------------------------------------------------------------------------------------------------------------------------
Balance, September 30,
   1999 (unaudited)            8,555,000    $ 2,087,409      685,000    $4,467      710,000     $4,838     1,877,416     $3,719,312
===================================================================================================================================




============================================================================================================================
                                                             Stockholders' equity (deficiency)
                               ---------------------------------------------------------------------------------------------
                               Additional           Deferred        Subscription                                       Total
                                  paid-in        stock-based               notes           Accumulated
                                  capital       compensation          receivable          (deficiency)
----------------------------------------------------------------------------------------------------------------------------

Balance, February 20,
   1997                          $     --          $      --           $      --           $        --           $        --

Issuance of common shares              --                 --                  --                    --                     7
Loss for the year                      --                 --                  --              (112,836)             (112,836)
----------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1997             --                 --                  --              (112,836)             (112,829)

Issuance of common shares              --                 --                  --                    --                42,227
Issuance of Class A shares             --                 --                  --                    --                    65
Conversion of common
   shares to Class A shares            --                 --                  --                    --                    --
Deferred stock-based
   compensation                   152,345           (152,345)                 --                    --                    --
Amortization of deferred
   stock-based compensation            --             67,157                  --                    --                67,157
Net income                             --                 --                  --                 1,952                 1,952
----------------------------------------------------------------------------------------------------------------------------

Balance, December 31,
   1998                           152,345            (85,188)                 --              (110,884)               (1,428)

Issuance of common shares
   for subscription notes
   receivable                          --                 --            (584,401)                   --             1,465,176
Issuance of Class C shares             --                 --                  --                    --                 4,838
Issuance of Class D
   preferred shares                    --                 --                  --                    --             3,719,312
Deferred stock-based
   compensation                   348,776           (348,776)                 --                    --                    --
Amortization of deferred
   stock-based compensation            --             81,611                  --                    --                81,611
Loss for the year                      --                 --                  --            (1,661,261)           (1,661,261)

----------------------------------------------------------------------------------------------------------------------------
Balance, September 30,
   1999 (unaudited)              $501,121          $(352,353)          $(584,401)          $(1,772,145)          $ 3,608,248
============================================================================================================================





See accompanying notes to consolidated financial statements.

INLOGIC SOFTWARE INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
(Expressed in U.S. dollars)



==================================================================================================================================
                                                        Period from
                                                       inception on
                                                       February 20,                              Nine months           Nine months
                                                            1997 to           Year ended               ended                 ended
                                                       December 31,         December 31,       September 30,         September 30,
                                                               1997                 1998                1998                  1999
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                           (Unaudited)
Cash flows from operating activities:
     Net income (loss)                                     $(112,836)          $   1,952           $ 520,721           $(1,661,261)
     Items not involving cash:
         Depreciation and amortization                        11,388              75,810              57,603                96,722
         Amortization of deferred
           stock-based compensation                               --              67,157              45,153                81,611
         Interest attributed to conversion
           option of convertible debenture                        --                  --                  --                 7,177
         Change in non-cash working capital:
         Accounts receivable                                  (9,804)           (168,278)           (454,405)              (81,852)
         Deposits and advances to employees                   (7,246)            (33,084)            (68,254)               28,356
         Costs in excess of billings                              --            (286,349)           (182,905)              273,983
         Accounts payable                                      4,569             113,012             203,783               166,176
         Accrued liabilities                                  38,959             (27,554)            (36,843)              102,893
         Management bonus payable                                 --             101,140                  --              (100,671)
         Billings in excess of cost                           45,449             250,451             202,473                87,303
----------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by (used in) operating
       activities                                            (29,521)             94,257             287,326              (999,563)

Cash flows from financing activities:
     Increase (decrease) in notes payable                         --              67,426              68,311               (67,114)
     Increase (decrease) in advances
       from shareholder                                      124,636             (25,762)           (153,267)              (88,883)
     Issuance of common shares                                     7              37,832              42,227             1,465,176
     Issuance of Class A shares                                   --               4,467                  --                    --
     Issuance of Class C shares                                   --                  --                  --                 4,838
     Issuance of Class D preferred shares                         --                  --                  --             3,500,000
     Issue of convertible debenture                               --                  --                  --             3,500,000
----------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by (used in) financing
       activities                                            124,643              83,963             (42,729)            8,314,017

Cash flows used in investing activities:
     Purchase of fixed assets                                (75,925)           (188,577)           (168,713)             (277,951)
----------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash
   and cash equivalents                                       19,197             (10,357)            75,884             7,036,503

Effect of currency translation adjustments
   on cash                                                    (4,254)             (4,586)             13,069                2,314

Cash and cash equivalents, beginning
   of period                                                      --              14,943              14,943                    --

----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                   $  14,943           $      --           $ 103,896           $ 7,038,817
==================================================================================================================================

Supplemental disclosure of cash flow information:
     Interest paid                                         $      --           $      --           $      --           $        --
     Income taxes paid                                            --                  --                  --                    --

==================================================================================================================================


See accompanying notes to consolidated financial statements.

Inlogic Software Inc. (the "Company") is a software company specializing in business solutions and e-commerce for the global telecommunications industry. The Company's principal products support telecommunications service providers' e-commerce, service provisioning and interconnection needs. The Company was incorporated on February 20, 1997 under the provisions of the Business Corporations Act of Ontario.


The consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles. The Company maintains its accounting records in accordance with Canadian generally accepted accounting principles. Since the accompanying consolidated financial statements have not been prepared in accordance with generally accepted accounting principles in Canada, they may not satisfy the reporting requirements of Canadian statutes and regulations.


1.       SIGNIFICANT ACCOUNTING POLICIES:

         These financial statements are reported in U.S. dollars, except where otherwise noted.

         (a)      Basis of consolidation:

                  These consolidated financial statements include the accounts of the Company and its inactive wholly owned subsidiary, Inlogic (Delaware) Inc.

         (b)      Revenue recognition:

                  The Company recognizes revenue from long-term contracts involving significant production, modification or customization of software under Statement of Position 81-1, using the percentage-of-completion method, based on the ratio of total labour hours incurred to date to total estimated labour hours. Changes in job performance, job conditions, estimated profitability and final contract settlement may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Contract costs include all direct material and labour costs and those indirect costs related to contract performance, such as indirect labour and supplies. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. For contracts where the Company cannot make reasonably dependable estimates relating to the extent of the progress toward completion, contract revenues and contract costs, the completed contract method is used, whereby income is recognized only when the contract is completed.

         Amounts billed in excess of revenue recognized to date on a contract-by-contract basis are classified as "Billings in excess of costs," whereas revenues recognized in excess of amounts billed are classified as "Costs in excess of billings" in the accompanying consolidated balance sheets.

         The Company follows the provisions of Statement of Position 97-2, Software Revenue Recognition ("SOP 97-2") for revenue from software transactions that do not require significant production, modification or customization. SOP 97-2 generally requires revenue earned on software arrangements to be recognized when the software has been delivered and installed, the fee is fixed and determinable and collectibility is probable.

         Revenue related to customer maintenance agreements is deferred and recognized ratably on a straight-line basis over the maintenance period of the agreement.

         Revenue related to consulting services under time and materials arrangements is recognized as services are performed.

(c)      Fixed assets:

         Fixed assets are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are provided at rates intended to amortize the cost of the fixed assets over their estimated useful lives as follows:


         ======================================================================
         Asset                        Basis                                Rate
         ----------------------------------------------------------------------

         Computer equipment           Declining balance                     30%
         Computer software            Straight line              Over two years
         Furniture and fixtures       Straight line             Over five years
         Leasehold improvements       Straight line          Over term of lease

         ======================================================================

         (d)      Software development costs:

                  The Company accounts for software development costs under Statement of Financial Accounting Standards No. 86, Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed ("SFAS No. 86"). Under SFAS No. 86, the costs associated with software development are required to be capitalized after technological feasibility has been established. Based on the Company's product development process, technological feasibility is generally established upon completion of the working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant and, as a result, the Company has to date not capitalized any software development costs.

         (e)      Income taxes:

                  The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         (f)      Stock option plans:

                  The Company accounts for its stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, ("SFAS No. 123") permits entities to recognize, as expense over the vesting period, the fair value of all stock-based awards on the date of grant. Currently, the Company has no options that fall under SFAS No. 123, since the options that are issued are redeemable at set amounts over the vesting period.

         (g)      Fair values of financial instruments:

                  Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair values of certain financial instruments. Cash and cash equivalents, accounts receivable, subscription notes receivable and other current assets, as well as accounts payable and accrued liabilities and other current liabilities, as reflected in the consolidated financial statements, approximate fair values because of the short-term nature of these instruments.

         (h)      Cash and cash equivalents:

                  The Company considers all liquid investments purchased with an original maturity of three months or less to be cash equivalents.

         (i)      Use of estimates:

                  Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the accompanying consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

         (j)      Basic and diluted income (loss) per share:

                  Basic and diluted income (loss) per share were computed by dividing net income (loss) applicable to common stockholders by the weighted average number of shares of common stock outstanding for each period presented. Common stock equivalents were not considered for each of the periods presented since their effect would be antidilutive. There were no common share equivalents during the period ended September 30, 1998 and the year ended December 31, 1998.

         (k)      Credit risks and concentrations:

                  The Company's financial instruments, which are exposed to concentration of credit risk, consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its accounts for cash and cash equivalents with large low-credit-risk financial institutions in Canada in order to reduce its exposure. At September 30, 1999, three customers accounted for 78% of total accounts receivable, each of which was 48%, 13% and 17%. At December 31, 1998 and 1997, three customers accounted for 96% and 100% of total accounts receivable, respectively. Revenue from three customers represented 41%, 17% and 11% of total revenue for the period ended September 30, 1999. Revenue from a single customer represented 93% of total revenue for the year ended December 31, 1998.

         (l)      Unaudited interim financial information:

                  The unaudited consolidated balance sheet as at September 30, 1999 and the unaudited consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the nine months ended September 30, 1998 and 1999 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's consolidated financial position, results of operations and cash flows. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999.

         (m)      Foreign currency translation:

                  The functional currency of the Company is the Canadian dollar. The translation of the applicable foreign currency into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using average rates of exchange prevailing during the period. Adjustments resulting from the translation of foreign currency financial statements for the period from inception on February 20, 1997 to December 31, 1997 and for the year ended December 31, 1998 were not significant. Such amounts were recorded in the consolidated statements of operations for each period.

         (n)      Segment information:

                  Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. The Company operates in one segment for management reporting purposes.

2.       FIXED ASSETS:


         =====================================================================
                                                  Accumulated
                                                 depreciation
                                                          and         Net book
         December 31, 1997             Cost      amortization            value
         ---------------------------------------------------------------------

         Computer equipment        $ 73,478          $ 11,022         $ 62,456

         =====================================================================



         =====================================================================
                                                  Accumulated
                                                 depreciation
                                                          and         Net book
         December 31, 1997             Cost      amortization            value
         ---------------------------------------------------------------------

         Computer equipment        $155,633          $ 47,895         $107,738
         Computer software           65,329            32,665           32,664
         Furniture and fixtures      29,935             2,993           26,942

         ---------------------------------------------------------------------
                                   $250,897          $ 83,553         $167,344
         =====================================================================



         =====================================================================
                                                  Accumulated
                                                 depreciation
                                                          and         Net book
         September 30, 1999           Cost       amortization            value
         ---------------------------------------------------------------------
                                                  (Unaudited)

         Computer equipment       $332,008           $108,700         $223,308
         Computer software         130,882             64,494           66,388
         Furniture and fixtures     79,196             12,158           67,038
         Leasehold improvements      2,371                226            2,145

         ---------------------------------------------------------------------
                                  $544,457           $185,578         $358,879
         =====================================================================


3.       NOTE PAYABLE:

         The note payable to Internetworking Systems Group Inc. was non-interest bearing, with no fixed terms of repayment. The note was issued in September 1998 and was repaid in full in January 1999.

4.       ADVANCES FROM SHAREHOLDER:

         Advances from shareholder are non-interest bearing and have no fixed terms of repayment.

5.       INCOME TAXES:


         The provision for income taxes differs from the amount computed by applying the combined federal and provincial income tax rate of 44.6% to the income (loss) before provision for income taxes as a result of the following:


        =============================================================================================================
                                             Period from
                                            inception on
                                            February 20,                            Nine months           Nine months
                                                 1997 to         Year ended               ended                 ended
                                            December 31,       December 31,       September 30,         September 30,
                                                    1997               1998                1998                  1999
        -------------------------------------------------------------------------------------------------------------
                                                                                              (Unaudited)

        Net income (loss)                      $(112,836)          $  1,952           $ 520,721           $(1,661,261)

        =============================================================================================================

        Computed expected tax expense
          (recovery)                           $ (50,325)          $    871           $ 232,242           $  (740,922)
        Increase (reduction) in income tax
          expense (recovery) resulting from:
            Permanent differences                  3,102             16,914               3,778                23,099
            Non-recognition of tax benefit
               of losses                          21,700                 --                  --               717,823
            Utilization of losses                     --            (18,225)           (118,337)                   --
            Reduction due to small
               business rate                      25,523                440            (117,683)                   --

        -------------------------------------------------------------------------------------------------------------
        Income tax provision                   $      --           $     --           $      --           $        --
        =============================================================================================================

         The tax effects of temporary differences that give rise to significant portions of the future tax assets and future tax liabilities at December 31, 1997 and December 31, 1998 and September 30, 1999 are presented below:


         =====================================================================================
                                                          December 31,           September 30,
                                                    1997              1998                1999
         -------------------------------------------------------------------------------------
                                                                                   (Unaudited)

         Future tax assets:
             Non-capital loss carried forward   $ 21,700           $ 3,475           $ 721,298
             Less valuation allowance            (21,700)           (3,475)           (721,298)

         -------------------------------------------------------------------------------------
         Net future tax assets                  $     --           $    --           $      --
         =====================================================================================

         In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income, uncertainties related to the industry in which the Company operates and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets would be realized, management believes it is more likely than not the Company will not realize the benefits of these deductible differences.

         The Company is entitled to Canadian federal and provincial investment tax credits which are earned as a percentage of eligible current and capital research and development expenditures incurred in each taxation year. Certain investment tax credits are fully refundable to the Company until such time as the Company loses its status as a Canadian-controlled private corporation. All other investment tax credits are available to be applied against future income tax liabilities, subject to a 10-year carryforward period. Investment tax credits are accounted for as a reduction of the related expenditure for items of a current nature and a reduction of the related asset cost of items of a long-term nature, provided that the Company has reasonable assurance that the tax credits will be realized. The Company has not recognized any such tax credits for the periods presented.

6.       CONVERTIBLE DEBENTURE AND SHARE PURCHASE AGREEMENT:

         On September 27, 1999, the Company entered into an agreement with The Vengrowth Investment Fund Inc. ("Vengrowth"), whereby Vengrowth purchased a debenture in the principal amount of $3,500,000 issued by the Company and subscribed for 1,877,416 Class D preferred shares of the Company (note 7). The debenture had a maturity date of January 27, 2000 and bore interest at the rate of 5% per annum. The agreement provided that the debenture automatically converted into 1,686,747 Class D preferred shares of the Company if the Company did not, by October 27, 1999, obtain a commitment from an investor group to provide the Company with equity financing of not less than $3,500,000 at a per share price of not less than $1.864. The debenture converted in accordance with the above term on October 27, 1999.

6.       CONVERTIBLE DEBENTURE AND SHARE PURCHASE AGREEMENT (CONTINUED):

         At the time the debenture was issued, the fair value of the Company's obligation to make future payments of principal and interest was $3,280,688 and the fair value of the conversion option was $219,312. Interest expense for the nine months ended September 30, 1999 relating to this security was $7,177.

7.       CAPITAL STOCK:

         Authorized:

         Unlimited Class A shares, voting, participating, redeemable Unlimited Class B shares, non-voting, participating, redeemable Unlimited Class C shares, non-voting, participating, redeemable Unlimited Class D preferred shares, voting Unlimited common shares

         Common shares:

         Each common share entitles the holder to one vote. The holders of the common shares are entitled to receive dividends when declared by the Board of Directors.

         Class A shares:

         Class A shares are voting and are redeemable at the option of the Company at any time (in whole or in part) upon payment of the redemption price. The redemption price is fixed as follows: (a) until March 31, 2000, at nil per share; (b) from April 1, 2000 until March 31, 2001, at $0.26 per share; (c) from April 1, 2001 until March 31, 2002, at $0.39 per share; (d) from April 1, 2002 until March 31, 2003, at $0.52 per share; and (e) from April 1, 2003 and thereafter, at $0.65 per share. The Class A shareholders are entitled to participate ratably with the common, Class B and Class C shares in any distribution of assets or property of the Company.

         Class B shares:

         Class B shares are non-voting and are redeemable at the option of the Company at any time (in whole or in part) upon payment of the redemption price which is fixed at $0.26 per share. The holders of the Class B shares are entitled to receive dividends when declared by the Board of Directors and to participate ratably with the common, Class A and Class C shares in any distribution of assets or property of the Company.

         Class C shares:

         Class C shares are non-voting and are redeemable at the option of the Company at any time (in whole or in part) upon payment of the redemption price which is fixed as follows: (a) for the first 30 months , at nil per share; (b) after 42 months at $0.26 per share; (c) after 54 months, at $0.39 per share; (d) after 66 months, at $0.52 per share; and (e) after 78 months and any subsequent time thereafter, at $0.65 per share. The Class C shareholders are entitled to participate ratably with the common, Class A and Class B shares in any distribution of assets or property of the Company.

         Class D preferred shares:

         Class D preferred shares are voting and are entitled to receive dividends when declared by the Board of Directors, provided that a dividend is declared on the common shares. The holders of Class D preferred shares are entitled, at their option, to convert Class D preferred shares into common shares on a one for one basis. The Class D preferred shares shall automatically be converted into common shares in the event of a sale of all the shares of the Company or substantially all the assets of the Company or an underwritten distribution of common shares in Canada or the United States by the Company with gross proceeds of at least $25,000,000.

8.       CAPITAL STOCK COMPENSATION ARRANGEMENTS:

         (a)      Share issuances:

                  On April 1, 1998, the Company issued 350,000 and 325,000 common shares of the Company to two employees at a price of $0.01 per share. On August 19, 1998, the employees converted these common shares into an equivalent number of Class A shares. On August 19, 1998, the Company issued 10,000 Class A shares to another employee at a price of $0.01 per share. The Company has recorded deferred compensation expense equal to the difference between the share issue price of $0.01 per share and the estimated fair value at date of issue of $0.26 per share. The compensation expense is being amortized on a straight-line basis from the date of issue of the shares to March 31, 2000.

         On June 1, 1999, the Company issued 270,000 Class C shares of the Company to three employees at a price of $0.01 per share. On August 11, 1999, the Company issued 350,000 Class C shares to another employee at a price of $0.01 per share. The Company issued a further 90,000 Class C shares on September 22, 1999 to another employee at a price of $0.01 per share. The Company has recorded deferred compensation expense equal to the difference between the exercise price of $0.01 per share and the estimated fair value at date of issue of $0.26 per share. The compensation expense is being amortized on a straight-line basis over a 42-month period from the date of issue of the Class C shares.

         (b)      Stock option plan:


                  On August 19, 1998, the Board of Directors of the Company adopted an employee stock option plan (the "Plan"). The maximum number of shares which can be issued under the Plan is 30% of the total outstanding shares of all classes. The options granted under the Plan are for a term not exceeding 10 years from the date of grant and are exercisable at the earlier of: (i) the vesting date set out in the option agreements; (ii) the date on which the Company is party to a merger, amalgamation, consolidation or other transaction or arrangement by which the Company sells all or substantially all of its assets, or (iii) the date on which the Company becomes a public company, as specified in the terms of the employee stock option plan. All of the options issued under the terms of the plan as at September 30, 1999 vest after a period of 48 months and are exercisable at the price of $0.01 per share.

         The Plan provided that if a participant leaves the Company, they can exercise up to the full amount of the optioned shares held by him or her for up to 30 days from the date of departure. In these circumstances, the Plan provides that the shares held by such employee will be redeemed by the Company based on the fair market value of the class of such shares. All of the options issued are in respect of Class C shares. The Company has recorded compensation expense equal to the difference between the exercise price of $0.01 per share and the redemption price of $0.26 per share. The compensation expense is being amortized on a straight-line basis over a 42-month period from the date of grant of the option.

         Effective June 2, 1999, the Board of Directors of the Company approved a resolution to amend the terms of the Plan relating to the treatment of a departing participant of the Plan. The amendment provides that upon departure, the employee has 30 days to exercise only that portion of the stock options the employee is entitled to exercise at that time and the remaining unexercised options expire. A participant who has exercised options in accordance with this term is required to sell all such optioned shares to the Company at a redemption price of $0.26 per share. The Company has recorded deferred compensation expense on the grant of such options equal to the difference between the estimated fair value of $0.26 per share and the exercise price of $0.01 per share. Such compensation expense is being amortized to expense on a straight-line basis over the vesting term of 48 months.

         As of September 30, 1999, there were 490,500 options to purchase Class C shares at a price of $0.01 per share outstanding. These options are exercisable commencing in 2002.

9.       SUBSCRIPTION NOTES RECEIVABLE:

         These notes were issued during 1999 in connection with the issue of common shares and are non-interest bearing with no fixed terms of repayment. Subsequent to September 30, 1999, the notes were paid in full.

10.      COMMITMENTS:

         (a)      Leases:

                  The Company's commitments under operating leases are as follows:


                  =========================================================

                  2000                                            $ 119,830
                  2001                                              122,571
                  2002                                              109,188
                  2003                                               32,130
                  2004 and thereafter                                32,130

                  ---------------------------------------------------------
                                                                  $ 415,849
                  =========================================================

         (b)      Royalty commitment:

                  Under the terms of an agreement, the Company is committed to pay royalties based on 20% of the licence fee revenues from certain products up to an aggregate maximum of $575,800. The royalty expense incurred for the nine months ended September 30, 1999 and the year ended December 31, 1998 and 1997 were $100,859, nil and nil, respectively.

(b)           PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

         The following unaudited pro forma condensed consolidated financial statements give effect to the acquisition of Inlogic Software, Inc. and subsidiary ("Inlogic") which occurred on December 16, 1999 using the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. The estimated fair values included herein are preliminary in nature and may not be indicative of the final allocation of the purchase consideration. Such estimated fair values of the assets and liabilities of Inlogic have been combined with the recorded values of the assets and liabilities of Daleen Technologies, Inc. and subsidiaries ("Daleen") in the unaudited pro forma condensed consolidated financial statements.

         The unaudited pro forma condensed consolidated balance sheet gives effect to the purchase as if it had occurred on September 30, 1999. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999 assumes the acquisition was consummated on January 1, 1998.

         The unaudited pro forma condensed consolidated financial statements are for illustrative purposes only and do not purport to represent what Daleen's financial position or results of operations would have been if the acquisition had occurred on the dates indicated or to project Daleen's financial position or results of operations as of any future date or for any future period. The unaudited pro forma condensed consolidated financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Daleen included in its (a) Form S-1 Registration Statement, as amended for the year ended December 31, 1998 and (b) quarterly report on Form 10-Q for the quarter ended September 30, 1999, as well as the historical financial statements and the related notes hereto of Inlogic included herein.

         The unaudited pro forma adjustments have been applied to the financial information derived from the financial statements of Daleen and Inlogic to account for the acquisition as a purchase and, accordingly, the assets acquired and liabilities assumed are reflected at their estimated fair values.

         The unaudited pro forma financial information has been prepared based on the assumptions described in the notes thereto and includes assumptions relating to the allocation of the consideration paid for the assets of Inlogic based on the estimates of their fair value. In the opinion of Daleen, all adjustments necessary to present fairly such unaudited pro forma financial information have been based on the terms and structure of the acquisition.

                    DALEEN TECHNOLOGIES, INC. AND SUBSIDIARY

                 Pro forma Condensed Consolidated Balance Sheet

                            As of September 30, 1999
                                 (In thousands)
                                  (Unaudited)



                                                                     DALEEN         INLOGIC        PROFORMA              PROFORMA
                             ASSETS                                HISTORICAL     HISTORICAL      ADJUSTMENTS            BALANCES
                                                                   ----------     ----------      -----------            --------
Current assets:
   Cash and cash equivalents                                        $  8,666          7,039          (4,216)(5),(6)       11,489
   Restricted cash                                                       123             --              --                  123
   Securities available for sale                                       3,083             --              --                3,083
   Accounts receivable, net                                            4,613            262              --                4,875
   Costs in excess of billings                                         1,859             11              --                1,870
   Other current assets                                                  231             12              --                  243
                                                                    --------         ------         -------              -------
         Total current assets                                         18,575          7,324          (4,216)              21,683
Notes receivable                                                         549             --              --                  549
Deferred offering costs                                                1,100             --              --                1,100
Property and equipment, net                                            3,030            359              --                3,389
Goodwill, net                                                             --             --          60,901 (2),(6)       60,901
Intangible assets, net                                                    --             --           2,500 (2)            2,500
Other assets                                                             533             --              --                  533
                                                                    --------         ------         -------              -------
         Total assets                                               $ 23,787          7,683          59,185               90,655
                                                                    ========         ======         =======              =======

      LIABILITIES, REDEEMABLE PREFERRED STOCK AND
                 STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
   Accounts payable                                                      680            287              --                  967
   Accrued payroll and other accrued expenses                          4,863            113              --                4,976
   Billings in excess of costs                                         2,736            385            (385)(3)            2,736
   Other current liabilities                                              48              1           2,210 (1)            2,259
                                                                    --------         ------         -------              -------
         Total current liabilities                                     8,327            786           1,825               10,938
Convertible debenture                                                     --          3,288          (3,288)(4)               --
                                                                    --------         ------         -------              -------
         Total liabilities                                             8,327          4,074          (1,463)              10,938
Mandatorily redeemable convertible preferred stock                    35,323             --              --               35,323
Stockholders' equity (deficit):
     Series C Convertible Preferred stock - $.01 par value             5,301             --              --                5,301
     Preferred stock - $.01 par value                                     --          3,719          (3,719)(4)               --
     Common stock - $.01 par value                                        37          2,097          (2,075)(1),(4)           59
     Stockholders notes receivable                                      (435)          (584)            584 (5)             (435)
     Deferred stock compensation                                        (565)          (352)         (2,178)(2),(4)       (3,095)
     Additional paid-in capital                                        4,578            501          72,611 (1),(2),(4)   77,690
     Accumulated deficit                                             (28,779)        (1,772)         (4,575)(2),(4)      (35,126)
                                                                    --------         ------         -------              -------
           Total stockholders' equity (deficit)                      (19,863)         3,609          60,648               44,394
                                                                    --------         ------         -------              -------
           Total liabilities, redeemable preferred stock and
             stockholders' equity (deficit)                         $ 23,787          7,683          59,185               90,655
                                                                    ========         ======         =======              =======

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

                    DALEEN TECHNOLOGIES, INC. AND SUBSIDIARY

            Pro forma Condensed Consolidated Statement of Operations

                      For the Year Ended December 31, 1998
                                 (In thousands)
                                   (Unaudited)


                                                            DALEEN         INLOGIC        PROFORMA         PROFORMA
                                                          HISTORICAL      HISTORICAL     ADJUSTMENTS       BALANCES
                                                          ----------      ----------     -----------       --------
Revenue                                                    $  5,231         1,668               --            6,899
Cost of revenue                                               4,242           153               --            4,395
                                                           --------         -----          -------          -------
          Gross profit                                          989         1,515               --            2,504
Operating expenses:
    Sales and marketing                                       2,435           203               --            2,638
    Research and development                                  6,653           823               --            7,476
    General and administrative                                4,824           487               --            5,311
    Amortization of goodwill, other intangibles and
      deferred stock-based compensation                          --            --           15,463 (2)       15,463
                                                           --------         -----          -------          -------
          Total operating expenses                           13,912         1,513           15,463           30,888
                                                           --------         -----          -------          -------
Operating (loss) income                                     (12,923)            2          (15,463)         (28,384)
Nonoperating income                                             754            --               --              754
                                                           --------         -----          -------          -------
Net (loss) income                                           (12,169)            2          (15,463)         (27,630)
Accretion of preferred stock                                    (65)           --               --              (65)
                                                           --------         -----          -------          -------
Net loss applicable to common stockholders                 $(12,234)            2          (15,463)         (27,695)
                                                           ========         =====          =======          =======
Net loss applicable to common stockholders per
    share - basic and diluted                              $  (3.78)                                          (5.07)
                                                           ========                                         =======
Weighted average shares - basic and diluted                   3,240                          2,218            5,458
                                                           ========                        =======          =======


The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

                    DALEEN TECHNOLOGIES, INC. AND SUBSIDIARY

            Pro forma Condensed Consolidated Statement of Operations

                  For the Nine Months Ended September 30, 1999
                                 (In thousands)
                                   (unaudited)


                                                              DALEEN          INLOGIC           PROFORMA           PROFORMA
                                                            HISTORICAL       HISTORICAL        ADJUSTMENTS         BALANCES
                                                            -----------      ----------        -----------        ---------
Revenues                                                     $ 13,198            1,572                --            14,770
Cost of revenue                                                 5,423              569                --             5,992
                                                             --------           ------           -------           -------
          Gross profit                                          7,775            1,003                --             8,778
Operating expenses:
    Sales and marketing                                         2,368              649                --             3,017
    Research and development                                    6,187            1,194                --             7,381
    General and administrative                                  5,649              821                --             6,470
    Amortization of goodwill, other intangibles and
      deferred stock-based compensation                            --               --            11,597 (2)        11,597
                                                             --------           ------           -------           -------
          Total operating expenses                             14,204            2,664            11,597            28,465
                                                             --------           ------           -------           -------
Operating loss                                                 (6,429)          (1,661)          (11,597)          (19,687)
Nonoperating income                                               279               --                --               279
                                                             --------           ------           -------           -------
Net loss                                                       (6,150)          (1,661)          (11,597)          (19,408)
Accretion of preferred stock                                     (122)              --                --              (122)
                                                             --------           ------           -------           -------
Net loss applicable to common stockholders                   $ (6,272)          (1,661)          (11,597)          (19,530)
                                                             ========           ======           =======           =======
Net loss applicable to common stockholders per
    share - basic and diluted                                $  (1.85)                                               (3.49)
                                                             ========                                              =======
Weighted average shares - basic and diluted                     3,381                              2,218             5,599
                                                             ========                            =======           =======


The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

                     DALEEN TECHNOLOGIES, INC. AND SUBSIDIARY
                               NOTES TO PRO FORMA
                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


BASIS OF PRESENTATION

The purchase price for Inlogic was approximately $67.5 million, including approximately $2.2 million of acquisition costs, and was comprised of 2.385 million of newly issued shares and options of Daleen.

This purchase was accounted for under the purchase method of accounting in accordance with APB No. 16, whereby the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. Estimates of the fair values of the assets and liabilities of Inlogic have been consolidated with the Daleen column in the unaudited pro forma condensed consolidated financial statements.

                                                              (in thousands)
Estimated Purchase Price:
    Shares of Daleen common stock                                    2,218
    Daleen share price based on the average
       closing price for two days before and
       after the purchase was agreed to and
       announced                                               $     27.39
                                                               -----------
    Consideration for Daleen common stock                      $    60,742
    Fair value of Daleen vested and nonvested stock
      options issued to Inlogic employees                            4,577
    Estimated transaction costs                                      2,210
                                                               -----------
                                                               $    67,529
                                                               ===========
Purchase Price Allocation
    Fair value of net tangible assets of Inlogic               $    (4,749)
Estimated fair value adjustments relating to:
    In process research and development                              6,347
    Employee work force                                              2,500
    Deferred compensation                                            2,530
    Goodwill                                                        60,901
                                                               -----------
                                                               $    67,529
                                                               ===========

On a pro forma basis as of September 30, 1999 intangible assets are comprised of the following amounts and estimated useful lives:

       Employee work force                    $     2,500              4 years
       Goodwill                                    60,901              4 years
                                              -----------
                                                   63,401
                                              ===========

The above purchase price allocation and the lives assigned to the assets are preliminary and have been made solely for the purpose of developing the Daleen unaudited pro forma financial statements. The preliminary estimates are subject to the receipt of the final valuation report.

PROFORMA ADJUSTMENTS

(1) To record the purchase of Inlogic. The value of the Daleen common stock was approximately $60.7 million.

(2) To record the excess of the purchase price over the estimated fair value of assets and liabilities acquired in connection with the Inlogic acquisition and the related amortization. The intangible components of the consideration for this transaction which includes goodwill and other purchased intangibles, will be amortized on a straight-line basis over a period of four years. The deferred stock-based compensation which was the result of stock options issued pursuant to the purchase agreement will be amortized over the vesting period of the stock options. In process research and development costs were immediately expensed upon purchase as is reflected in the pro forma condensed consolidated balance sheet at September 30, 1999. They are not included in the pro forma condensed consolidated statements of operations since they are considered to be a one-time nonrecurring charge.

(3) To eliminate deferred revenue for Inlogic at September 30, 1999 to ensure it is not included in the purchase price.

(4) To eliminate the historical equity and convertible debenture of Inlogic.

(5) To reflect payment of stockholders note receivable at September 30, 1999.

(6) Prior to the closing of the transaction, the board of directors of Inlogic declared a cash dividend to the shareholders of Inlogic. The dividend amounted to $4.8 million. The pro forma condensed consolidated balance sheet at September 30, 1999, reflects the payment of dividends on September 30, 1999.


PRO FORMA LOSS PER COMMON SHARE

Basic and diluted pro forma loss per share is computed using the weighted average number of Daleen common shares outstanding during the period plus shares of Daleen common stock issued in connection with the Inlogic acquisition. Shares issued in connection with the Inlogic acquisition are assumed to be issued and outstanding for each of the periods presented.

The following information reconciles the number of shares used to compute Daleen's historical basic and diluted earnings per share to pro forma basic and diluted earnings per share (in thousands):

                                               Nine Months           Year Ended
                                                  Ended             December 31,
                                            September 30, 1999          1998
                                            ------------------      ------------
Weighted average shares -- historical             3,381                3,240
Common shares issued in connection
     with the purchase                            2,218                2,218
                                                  -----                -----
                                                  5,599                5,458
                                                  =====                =====

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


              DALEEN TECHNOLOGIES, INC.


              By: /s/ Richard A. Schell
                  --------------------------------------------------------------
                  Richard A. Schell,
                  Chief Financial Officer
                  (Principal Financial Officer and Principal Accounting Officer)


Dated:  February 28, 2000

                                  EXHIBIT INDEX


Exhibit                                                                 Page
                                                                        ----

         The following Exhibit is filed herewith:

23       Consent of KPMG, chartered accountants.